Exhibit 99.1

Victory Capital Reports December 2020 Assets Under Management

Company Schedules Fourth-Quarter Financial Results Conference Call for February 11

SAN ANTONIO--(BUSINESS WIRE)--January 13, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $147.2 billion on December 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	December 31, 2020	November 30, 2020
Fixed Income	$36,599	$36,324
Solutions	34,041	32,695
U.S. Mid Cap Equity	26,230	25,106
U.S. Small Cap Equity	18,368	17,341
U.S. Large Cap Equity	14,230	14,070
Global / Non-U.S. Equity	13,982	13,199
Other	257	240
Total Long-Term Assets	$143,706	$138,976
Money Market / Short Term Assets	3,534	3,571
Total Assets Under Management	$147,241	$142,548

By Vehicle
Mutual Funds[2]	$112,998	$109,545
Separate Accounts and Other Vehicles[3]	30,267	29,185
ETFs	3,976	3,818
Total Assets Under Management	$147,241	$142,548

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

Fourth-Quarter Conference Call and Webcast Details

The Company also announced that it will report fourth quarter 2020 financial results after the market closes on Wednesday, February 10, 2021. The Company’s management team will host a conference call the following morning, February 11, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $147.2 billion in assets under management as of December 31, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com